Exhibit 99.4

[Imprinted with Name & Address of Subscriber]	Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your order form to purchase common stock offered by Randolph Bancorp, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the Plan of Conversion, as well as other conditions and limitations described in the Randolph Bancorp, Inc. Prospectus dated                     , 2016. Refer to pages         –        of the Randolph Bancorp, Inc. Prospectus for further information regarding subscription priorities. Shares will be allocated first to categories in the Subscription Offering in the order of priority set forth below.

Following completion of the offering, allocation information, when available, will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully)	Other Order Information:
Name1	Batch #:
Name2	Order #:
Street1	Number of Shares Requested:
Street2	Offering Category:
City, State Zip	(subject to verification; see descriptions below)
Ownership:
Social Security / Tax ID #:

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2014;
2.	Depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2015;
3.	Randolph Savings Bank’s tax-qualified employee benefit plans (including Employee Stock Ownership Plan & 401k Plan);
4.	Employees, officers, directors, trustees and corporators of Randolph Savings Bank and Randolph Bancorp (MHC) who are not eligible in the first priority category;

COMMUNITY OFFERING

5.	Residents in the Massachusetts counties of Bristol, Essex, Middlesex, Norfolk, Plymouth and Suffolk and the Rhode Island counties of Kent, Newport, Providence and Washington; and
6.	General Public.

Thank you for your order,

RANDOLPH BANCORP, INC.

STOCK INFORMATION CENTER

1-(877) 821-5783.

BRANCH LOBBY POSTER – BUY (Optional)

******************************

OUR STOCK OFFERING EXPIRES

JUNE 15, 2016

We are conducting an offering of shares of our common stock

UP TO 4,945,000 SHARES

COMMON STOCK

(subject to increase to 5,686,750 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON JUNE 15, 2016

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877) 821-5783,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

[Randolph Bancorp, Inc. Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

TOMBSTONE NEWSPAPER ADVERTISEMENT – (Optional)

RANDOLPH BANCORP, INC. [LOGO]

Proposed Holding Company for Randolph Savings Bank

UP TO 4,945,000 SHARES

COMMON STOCK

(subject to increase to 5,686,750 shares)

$10.00 Per Share

Purchase Price

Randolph Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Randolph Bancorp, Inc., without sales commission, during the offering period.

This offering expires at 2:00 p.m., Eastern time, on June 15, 2016.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877) 821-5783,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday.

Our Stock Information Center is closed on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

Dear Current or Former Depositor:

I am pleased to announce that Randolph Bancorp, Inc., newly formed to become the holding company of Randolph Savings Bank, is conducting an initial public offering of its common stock. The offering is being conducted pursuant to a Plan of Conversion (the “Plan”), whereby our organization will convert from the mutual (meaning no stockholders) to the stock form of organization. Upon completion of the conversion, Randolph Savings Bank will become the wholly owned subsidiary of Randolph Bancorp, Inc.

Our records indicate that you had one or more deposit accounts with aggregate balances of at least $50 at Randolph Savings Bank as of the close of business on December 31, 2014 or June 30, 2015 (an “eligible depositor”). As such, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

The Board of Directors believes the conversion will offer a number of advantages, including the opportunity for eligible depositors of Randolph Savings Bank to become shareholders of Randolph Bancorp, Inc.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.
•

Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the maximum legal limits, and by the Depositors Insurance Fund (“DIF”).

•	There will be no change to account numbers, interest rates or other terms of your accounts at Randolph Savings Bank.
•	Eligible depositors have a right, but no obligation, to buy Randolph Bancorp, Inc. common stock without the payment of a commission or fee before it is offered to the general public.
•	You will continue to enjoy the same services with the same Board of Directors, management and staff.
•	Like all stock, shares of Randolph Bancorp, Inc. common stock will not be insured by the FDIC or by the DIF.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight courier to the indicated address on the Stock Order Form, by hand-delivery to Randolph Savings Bank located at 10 Cabot Place, Stoughton, Massachusetts, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern time, on June 15, 2016. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Randolph Savings Bank depositor.

Sincerely,

James P. McDonough

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Depositors Insurance Fund.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5783,

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

M

Dear Friend:

I am pleased to tell you about an investment opportunity. Randolph Bancorp, Inc., a newly formed corporation that will serve as the parent company of Randolph Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering. The offering is being conducted pursuant to a Plan of Conversion (the “Plan”), whereby our organization will convert from the mutual (meaning no stockholders) to the stock form of organization.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Randolph Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight courier to the indicated address on the Stock Order Form, by hand-delivery to Randolph Savings Bank located at 10 Cabot Place, Stoughton, Massachusetts, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern time, on June 15, 2016. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Randolph Bancorp, Inc. shareholder.

Sincerely,

James P. McDonough

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Depositors Insurance Fund.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5783,

from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

I

Dear Sir/Madam:

Keefe, Bruyette & Woods, a Stifel Company has been retained by Randolph Bancorp, Inc. as selling agent in connection with the offering of Randolph Bancorp, Inc. common stock.

At the request of Randolph Bancorp, Inc., we are enclosing materials regarding the offering of shares of Randolph Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Depositors Insurance Fund.

D

Questions and Answers

about our Conversion and

Stock Offering

This pamphlet answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, we urge you to read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Randolph Savings Bank, our depositors and the communities we serve.

Q.	What is the conversion and offering?

A.

Under our Plan of Conversion (the “Plan”), Randolph Bancorp will convert from a mutual (meaning no stockholders) to the stock form of organization through the sale of shares of Randolph Bancorp, Inc. common stock. Upon completion of the conversion and offering, 100% of the common stock of Randolph Bancorp, Inc. will be owned by public shareholders, and Randolph Bancorp, Inc. will own Randolph Savings Bank. After the conversion and offering, Randolph Bancorp, Inc. and Randolph Savings Bank expect to acquire First Eastern Bankshares Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Boston, by merging First Eastern Bankshares Corporation with and into Randolph Bancorp, Inc. and First Federal Savings Bank of Boston with and into Randolph Savings Bank.

Q.	What are the reasons for the conversion?

A.

Our primary reasons for the conversion and the offering are to: support future growth and profitability through, among other things, branch expansion and increased lending; compete more effectively in the financial services marketplace by diversifying products and services offered to customers; fund the acquisition of First Eastern Bankshares Corporation; facilitate future mergers and acquisitions; make necessary capital investments in facilities and technology; increase philanthropic endeavors to the communities served by Randolph Savings Bank through the formation and funding of a charitable foundation to support charitable activities within the communities that it serves and will serve in the future; offer depositors, employees, officers, directors, trustees and corporators an opportunity to purchase an equity ownership interest in Randolph Bancorp, Inc.; and attract and retain qualified directors, management and employees through stock-based compensation plans.

Q.	Is Randolph Savings Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. As of December 31, 2015, Randolph Savings Bank was considered “well-capitalized” for regulatory purposes.

Q.	Will customers notice any change in Randolph Savings Bank’s day-to-day activities as a result of the conversion and offering?

A.

No. It will be business as usual. There will be no change to our Board of Directors, management and staff as a result of the conversion. Randolph Savings Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits, and by the Depositors Insurance Fund. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.

Randolph Bancorp, Inc. is offering for sale between 3,655,000 and 4,945,000 shares of common stock (subject to increase to 5,686,750 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.

Pursuant to our Plan, non-transferable rights to subscribe for shares of Randolph Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2014;

Priority #2 — Depositors of Randolph Savings Bank with aggregate account balances of at least $50 as of the close of business on June 30, 2015;

Priority #3 — Our tax-qualified employee stock ownership plan (ESOP); and

Priority #4 — Employees, officers, directors, trustees and corporators of Randolph Savings Bank and Randolph Bancorp (MHC) not eligible in the higher priority categories.

Shares not sold in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in the Massachusetts municipalities of Abington, Attleboro, Avon, Braintree, Brockton, Canton, Easton, Foxboro, Holbrook, Mansfield, Milton, North Attleboro, Norton, Plainville, Quincy, Randolph, Sharon, Stoughton and Weymouth and the Rhode Island municipalities of Central Falls, Cranston, Cumberland, East Greenwich, East Providence, Jamestown, Johnston, Lincoln, Middletown, Newport, North Kingstown, North Providence, North Smithfield, Pawtucket, Portsmouth, Providence, Smithfield, Warwick, West Warwick and Woonsocket.

Shares not sold in the Subscription and Community Offerings may be offered for sale to the general public through a Syndicated Community Offering or Firm Commitment Underwritten Offering.

Q.

I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible account holder?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.

Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) before the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight courier to the indicated address on the Stock Order Form, or by hand-delivery to Randolph Savings Bank located at 10 Cabot Place, Stoughton, Massachusetts. Please do not mail Stock Order Forms to Randolph Savings Bank.

Q.	What is the deadline for purchasing shares?

A.

To purchase shares in the Subscription and Community Offerings, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) before 2:00 p.m., Eastern time, on June 15, 2016. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, payable to Randolph Bancorp, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Randolph Savings Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)

By authorized deposit account withdrawal of funds from your Randolph Savings Bank deposit account(s). The Stock Order Form section titled “Method of Payment —Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Randolph Savings Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at our statement savings rate from the date we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Randolph Savings Bank deposit account(s), your funds will continue earning interest within the account, at the account’s contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person or entity is 25,000 shares ($250,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus section entitled “The Conversion; Plan of Distribution — Additional Limitations on Common Stock Purchases”.

Q.	May I use my Randolph Savings Bank individual retirement account (“IRA”) to purchase shares?

A.

You may use funds currently held in retirement accounts with Randolph Savings Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Randolph Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the June 15, 2016 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Randolph Savings Bank to pay for shares?

A.

No. Randolph Savings Bank, by regulation, may not extend a loan for the purchase of Randolph Bancorp, Inc. common stock during the offering. Similarly, you may not use existing Randolph Savings Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond July 29, 2016, or the number of shares of common stock to be sold is increased to more than 5,686,750 shares or decreased to less than 3,655,000 shares.

Q.	Are directors and executive officers of Randolph Savings Bank planning to purchase stock?

A.

Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of 291,000 shares ($2,910,000) or approximately 6,56% of the shares to be sold in the offering and contributed to our charitable foundation at the midpoint of the offering range.

Q.	Will the stock be insured?

A.	No. Like any common stock, Randolph Bancorp, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. At the present time, we intend to invest the offering proceeds in our growth and do not intend to pay cash dividends in the foreseeable future. In determining whether to pay a cash dividend in the future and the amount of any cash dividend, the Board of Directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of shareholders, tax considerations, statutory and regulatory limitations and general economic conditions.

Q.	How will Randolph Bancorp, Inc. shares trade?

A.

Upon completion of the conversion and offering, Randolph Bancorp, Inc.’s shares are expected to be listed on the Nasdaq Global Market under the symbol “RNDB”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Randolph Bancorp, Inc. shares in the future.

Q.	If I purchase shares during the Subscription and Community Offerings, when will I receive my shares?

A.

All shares of Randolph Bancorp, Inc. common stock sold in the Subscription and Community Offerings will be issued in book-entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) 821-5783, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, any other government agency, or the Depositors Insurance Fund.